                                                                      Exhibit 18


                           G.T. INVESTMENT FUNDS, INC.
                   MULTIPLE CLASS PLAN PURSUANT TO RULE 18F-3

     G.T. Investment Funds, Inc. ("Company") hereby adopts this Multiple Class Plan pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act") on behalf of its current operating series, GT Global Growth & Income Fund ("Growth & Income Fund"), GT Global Government Income Fund ("Government Income Fund"), GT Global High Income Fund ("High Income Fund"), GT Global Strategic Income Fund ("Strategic Income Fund"), GT Global Emerging Markets Fund ("Emerging Markets Fund"), GT Global Latin America Growth Fund ("Latin America Growth Fund"), GT Global Consumer Products and Services Fund ("Consumer Products and Services Fund"), GT Global Financial Services Fund ("Financial Services Fund"), GT Global Health Care Fund ("Health Care Fund"), GT Global Infrastructure Fund ("Infrastructure Fund"), GT Global Natural Resources Fund ("Natural Resources Fund"), GT Global Telecommunications Fund ("Telecommunications Fund") and any series that may commence operations in the future (referred to hereinafter collectively as the "Funds" and individually as a "Fund").


A.   GENERAL DESCRIPTION OF CLASSES THAT ARE OFFERED

     1. CLASS A SHARES. Class A shares of each Fund are sold to the general public subject to an initial sales charge of 4.75% of the public offering price for Class A shares of the Fund. The initial sales charge is waived for certain eligible purchasers and reduced or waived for certain large volume purchases.

     Class A shares of each Fund may pay a service fee at the annualized rate of up to 0.25% of the average daily net assets for the Fund's Class A shares.
Class A shares of the High Income Fund, Government Income Fund, Strategic Income Fund and Growth & Income Fund may pay a distribution fee at the annualized rate of up to 0.35% of the average daily net assets for the Fund's Class A shares, less any amounts paid by the respective Fund as the aforementioned service fee. Class A shares of the Emerging Markets Fund, Latin America Growth Fund, Consumer Products and Services Fund, Financial Services Fund, Health Care Fund, Infrastructure Fund, Natural Resources Fund and Telecommunications Fund may pay a distribution fee at the annualized rate of up to 0.50% of the average daily net assets for the Fund's Class A shares, less any amounts paid by the respective Fund as the aforementioned service fee. Such fees are paid pursuant to a plan of distribution adopted in accordance with Rule 12b-1 under the 1940 Act.

     Class A shares of each Fund are subject to a contingent deferred sales charge ("CDSC") on redemptions of shares: (i) purchased without an initial sales charge due to a sales charge waiver for purchases of $500,000 or more, and
(ii) redeemed within one year

G.T. Investment Funds, Inc.
Multiple Class Plan
Page 2


after the date of purchase. Purchases of Class A shares of two or more GT Global Mutual Funds (other than GT Global Dollar Fund) may be combined for this purpose. The Class A CDSC is equal to 1% of the lower of (i) the original purchase price, or (ii) the net asset value of the shares at the time of redemption.

     Class A shares that are redeemed will not be subject to a CDSC to the extent that the value of such shares represents: (i) reinvestment of dividends or other distributions, or (ii) Class A shares redeemed one year or more after their purchase. Class A shares purchased in amounts of at least $500,000 without a sales charge may be exchanged for Class A shares of another GT Global Mutual Fund (other than GT Global Dollar Fund) without the imposition of a CDSC, although the CDSC will apply to the redemption of the shares acquired through an exchange.

     2. CLASS B SHARES. Class B shares of each Fund are sold to the general public without imposition of an initial sales charge; however, a CDSC is imposed on certain redemptions of Class B shares. The maximum CDSC for Class B shares is equal to 5% of the lesser of the original purchase price or the net asset value of the shares at the time of redemption. The CDSC is waived for certain exchanges and redemptions.

     Class B shares that are redeemed will not be subject to a CDSC to the extent that the value of such shares represents: (i) reinvestment of dividends or capital gains distributions, or (ii) shares redeemed more than six years after their purchase.

     Class B shares are subject to a service fee at the annualized rate of up to 0.25% of the average daily net assets of the Class B shares of each Fund and a distribution fee at the annualized rate of up to 0.75% of the average daily net assets of the Fund's Class B shares. Such fees are paid pursuant to a plan of distribution adopted in accordance with Rule 12b-1 under the 1940 Act.

     3. ADVISOR CLASS SHARES. Advisor Class shares are sold without imposition of an initial sales charge or CDSC and are not subject to any service or distribution fees.

     Advisor Class shares of each Fund are available for purchase only by: (a) trustees or other fiduciaries purchasing shares for employee benefit plans which are sponsored by organizations which have at least 1,000 employees; (b) any account with assets of at least $25,000 if (i) a financial planner, trust company, bank trust department or registered investment adviser has investment discretion over such account, and (ii) the account holder pays such person as compensation for its advice and other services an annual fee of at least 0.50% on the assets in the account; (c) any account with assets of at least $25,000 if
(i) such

G.T. Investment Funds, Inc.
Multiple Class Plan
Page 3


account is established under a "wrap fee" program, and (ii) the account holder pays the sponsor of such program an annual fee of at least 0.50% on the assets in the account; (d) accounts advised by one of the companies comprising or affiliated with Liechtenstein Global Trust; and (e) any of the companies comprising or affiliated with Liechtenstein Global Trust.

B.   EXPENSE ALLOCATIONS OF EACH CLASS

     Certain expenses may be attributable to a particular Class of shares ("Class Expenses"). Class Expenses are charged directly to the net assets of the particular Class and, thus, are borne on a pro rata basis by the outstanding shares of that Class.

     In addition to the service and distribution fees described above, each Class could also pay a different amount of the following other expenses:

               (1) transfer agent fees identified as being attributable to a specific Class of shares;

               (2) stationary, printing, postage and delivery expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxy statements to current shareholders of a specific Class of shares;

               (3) Blue Sky registration fees incurred by a specific Class of shares;

               (4) SEC registration fees incurred by a specific Class of shares;

               (5) expenses of administrative personnel and services as required to support the shareholders of a specific Class of shares;

               (6) Directors' fees or expenses incurred as a result of issues relating to a specific Class of shares;

               (7) accounting expenses relating solely to a specific Class of shares;

               (8) auditors' fees, litigation expenses and legal fees and expenses relating to a specific Class of shares; and

               (9) expenses incurred in connection with shareholders meetings as a result of issues relating to a specific Class of shares.

G.T. Investment Funds, Inc.
Multiple Class Plan
Page 4





C.   EXCHANGE PRIVILEGES

     Class A shares of any Fund may be exchanged only for Class A shares of other GT Global Mutual Funds, as listed in the Fund's Prospectus. Class B shares of any Fund may be exchanged only for Class B shares of other GT Global Mutual Funds, as listed in the Fund's Prospectus. Advisor Class shares of any Fund may be exchanged only for Advisor Class shares of other GT Global Mutual Funds, as listed in the Fund's Prospectus.

     This exchange privilege is available only in those jurisdictions where the sale of GT Global Mutual Fund shares to be acquired may be legally made. The terms of the exchange privileges may be modified at any time, on sixty days' prior written notice to shareholders.


D.   ADDITIONAL INFORMATION

     The prospectus for each Fund contains additional information about the Classes and each Fund's multiple class structure. This Multiple Class Plan is subject to the terms of the then current prospectus for the applicable Classes; provided, however, that none of the terms set forth in any such prospectus shall be inconsistent with the terms of the Classes contained in this Plan.


E.   DATE OF EFFECTIVENESS

     This Multiple Class Plan will become effective on _________, 1996. Before any material amendment of this Multiple Class Plan, a majority of the Directors of the Company, and a majority of the Directors who are not interested persons of the Company, shall find that the plan as proposed to be adopted or amended, including the expense allocation, is in the best interests of each class individually and the Company as a whole.